Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 115 to the Registration Statement on Form N-1A of Fidelity Charles Street Trust: Fidelity Global Balanced Fund of our report dated December 13, 2013 relating to the financial statements and financial highlights included in the October 31, 2013 Annual Reports to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts December 20, 2013